Exhibit 10.1

Terrell (Shane) Hadlock
Via E-Mail

August 18, 2025

Dear Terrell,

We are very pleased to offer you the position of Chief Client Officer and Chief Technology Officer of Paycom Software, Inc. (“Paycom Software”), Paycom Payroll Holdings, LLC (“Holdings”) and Paycom Payroll, LLC (“Payroll” and, collectively with Paycom Software and Holdings, the “Company”), reporting to the Chief Executive Officer of the Company. Your employment in this role is subject to the terms and conditions set forth in this letter. This letter supersedes and replaces the prior offer letter provided to you in October 2024 with respect to your prior position (the “Prior Letter”).

Your expected start date in this Chief Client Officer and Chief Technology Officer role is August 18, 2025 and is subject to modification by the Company (your “Start Date”). Your position will be based in Oklahoma City, Oklahoma. By signing below, you confirm you understand and agree to the changes in your employment, including, without limitation, any changes from the terms of employment, including compensation, stated in any previous offer letter or other communication. This letter does not constitute a contract for a term of employment and does not alter the at-will employment relationship.

You will continue to be paid an annualized base salary of $550,000, payable bi-weekly in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law.

For the remainder of the 2025 calendar year, you will continue to be eligible for the annual bonus as outlined in the Prior Letter, with the remaining 2025 annual bonus payments payable quarterly as follows:

Q3 payable October 2025: $125,000

Q4 payable January 2026: $125,000

You must be employed by the Company and in the positions of Chief Client Officer and Chief Technology Officer (or in either (i) a substantially commensurate position with a similar level of duties and responsibilities, even if your title is different, or (ii) a position that the Compensation Committee of Paycom Software’s Board of Directors deems to represent a promotion from Chief Client Officer and Chief Technology Officer) on each bonus payment date to be eligible for each quarterly bonus payment.

Beginning in 2026, you will be eligible for an annual bonus pursuant to the Paycom Software, Inc. Annual Incentive Plan. You are also eligible to receive equity incentive awards pursuant to the Paycom Software, Inc. 2023 Long-Term Incentive Plan (the “2023 LTIP”).

While we anticipate a mutually beneficial relationship with you, the Company recognizes your right to terminate this relationship at any time. Similarly, the Company reserves the same right to alter, modify, or terminate this employment relationship and its terms at will at any time with or without notice or cause, in its sole and complete discretion.

This letter reflects the entire understanding regarding the terms of your employment with the Company with the exception of (a) your agreement to the Company’s corporate and personnel policies, (b) the Paycom Payroll, LLC Employee Non-Solicitation Agreement between you and Payroll, dated February 4, 2025, (c) the Paycom Payroll, LLC Employee Intellectual Property Assignment, Confidentiality, and Class Action Waiver Agreement between you and Payroll, dated February 4, 2025, (d) any previously granted award agreements under the 2023 LTIP or the Paycom Software, Inc. 2014

Long-Term Incentive Plan (including but not limited to the clawback and forfeiture provisions therein). Accordingly, with those exceptions, this letter supersedes and replaces any prior oral or written communication on the subject of your employment by the Company in any capacity. By signing this letter, you agree that you are not relying on, have not relied on, and you specifically disavow reliance on, any oral or written statement, representation, or inducement relating to your employment that is not contained in this letter.

All of us at the Company are excited about the prospect of you accepting the Chief Client Officer and Chief Technology Officer role. If you have any questions about the above details, please call me immediately. To evidence your acceptance of these terms, please sign below and return this letter agreement to me.

Yours sincerely,

PAYCOM SOFTWARE, INC.

/s/ Matt Paque
Name: Matt Paque
Title: Chief Legal Officer and Secretary

ACCEPTED AND AGREED:

/s/ Terrell (Shane) Hadlock
Terrell (Shane) Hadlock

August 18, 2025
Date